Exhibit 99.10

THIS AGREEMENT is made on the 8th day of January 2024

BETWEEN:

(1)	FORTIS FUND IV LIMITED, a company incorporated under the laws of Cayman Islands whose registered office is situated at P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1106 (the “Buyer”); and

(2)	CLEAR RADIANT LIMITED, a company incorporated under the laws of the laws of British Virgin Islands whose registered office is situate at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Seller”).

Each a “Party” and collectively the “Parties”.

WHEREAS

The Seller is the legal and beneficial owner of the Sale Shares (as defined below) free from any Encumbrance.

AND NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto, as follows:

Expression	Meaning

“ADS(s)”	American Depositary Share(s)

“Agreement”	this agreement, as may be amended or supplemented by agreement between the Parties from time to time

“Business Day”	a day (excluding Saturday, Sunday and other general holidays in Hong Kong and any day on which a tropical cyclone warning no.8 or above or a “black” rainstorm warning is hoisted at any time between 9:00 a.m. and 5:00 p.m.) on which licensed banks in Hong Kong are generally open for business

“Company”	AMTD IDEA Group (ticker number: AMTD), a company incorporated in Cayman Islands with limited liability, the ADSs of which are listed on the New York Stock Exchange

“Completion”	completion of the sale and purchase of the Sale Shares on the Completion Date in accordance with the terms and conditions of this Agreement

“Completion Date”	9 January 2024 or such other date as the Buyer and Seller may agree in writing

“Consideration”	a total sum of US$890,000, being the total consideration for the Sale Shares

“Encumbrance”	any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person or entity, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable laws

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Parties”	the parties to this Agreement and “Party” means either or them

“Sale Shares”	500,000 ADSs (representing 3,000,000 Class A Shares) of the Company, which are legally and beneficially owned by Seller as at the date hereof

“Warranties”	the warranties, representations, undertakings and indemnities given by Seller in favour of Buyer as set out in Clause 5

1.2	The headings to the clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	References herein to “Recitals”, “Clauses”, “Schedules” and “Annexure” are references to recitals and clauses of, and schedules and annexure to, this Agreement. The Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	Unless the context otherwise requires:

(a)	words and expressions in the singular include the plural and vice versa;

(b)	words importing any gender include all genders;

(c)	references to a person include any public body and any body of persons, corporate or unincorporated; and

(d)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	The expressions “Seller” and “Buyer” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

1.6	References to writing shall include any modes of reproducing words in a legible and non-transitory form.

1.7	References to person include any public body and any body of persons, corporate or unincorporate.

1.8	References to Ordinances, statutes, legislations or enactments shall be construed as references to such Ordinances, statutes, legislations or enactments as may be amended or re-enacted from time to time and for the time being in force.

1.9	References to times of a day are, unless otherwise provided herein, to Hong Kong time.

1.10	Any document expressed to be “in the agreed form” means a document approved by the Parties, if not entered into contemporaneously with this Agreement.

2.	SALE AND PURCHASE AND ASSIGNMENT

2.1	On the terms and subject to the conditions contained in this Agreement, Seller shall sell, and Buyer shall purchase the Sale Shares free from any and all Encumbrances together with all rights and benefits at any time accruing thereto on or after the Completion Date, including the right to all dividends or distributions made or declared on or after the Completion Date.

3.	CONSIDERATION

The Consideration shall be settled in cash by the Buyer to the Seller (or its designated nominee) upon Completion. Seller’s (or its designated nominee’s) receipt of the Consideration under this Agreement shall constitute a full and sufficient discharge of the obligations of Buyer to pay Consideration under this Agreement

4.	COMPLETION

4.1	Completion shall take place on the Completion Date remotely when all (but not part) of the following businesses shall be transacted simultaneously:

(a)	Seller shall deliver or cause to be delivered the following to Buyer:

(i)	settlement instruction form designating the Buyer (or its nominee) as transferee of the Sale Shares, duly completed and executed by Seller;

(ii)	copy resolutions of the board of directors of Seller approving the entering into and the execution of this Agreement and all other documents referred to in this Agreement and the performance of its obligations hereunder and thereunder;

(b)	against compliance of the obligations of Seller under Sub-Clause (a) above, Buyer shall deliver to Seller:

(i)	copy resolutions of the board of directors of Buyer approving the entering into and the execution of this Agreement and all other documents referred to in this Agreement and the performance of its obligations hereunder and thereunder; and

(ii)	evidence of payment or settlement of the Consideration in accordance with Clause 3.

4.2	No Party is obliged to complete this Agreement unless the other Parties comply fully with the requirements of Clause 4.1. If the respective obligations of the Parties under Clause 4.1 are not complied with on the Completion Date, Buyer may by notice in writing to Seller (if Seller is unable or unwilling to comply with its obligations under this Agreement) or Seller may by notice in writing to Buyer (if Buyer is unable or unwilling to comply with its obligations under this Agreement):

(a)	postpone Completion to a date (being a Business Day) falling not more than 10 Business Days after the Completion Date initially set in which event the provisions of this Agreement shall apply as if the date set for Completion were the date to which Completion is so postponed;

(b)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(c)	terminate this Agreement, in which case the provisions of Clause 6 shall apply.

5.	WARRANTIES

5.1	Seller hereby represents and warrants to and undertakes with Buyer that save as otherwise disclosed, each of the matters set out in the Recital of this Agreement and in this Clause 5 are as at the date hereof and will at the Completion Date be true, accurate and correct in all material respects and not misleading in any material respect.

5.1.1	Seller has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorise its execution of this Agreement and its performance of its obligations hereunder have been duly taken and this Agreement will, when executed by it, be a legal, valid and binding agreement on it and enforceable in accordance with the terms hereof.

5.1.2	The obligations of Seller under this Agreement will at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and will rank at least pari passu with, all other present and future outstanding unsecured obligations created or assumed by it.

5.1.3	The execution and delivery of, and the performance by Seller of its obligations under this Agreement do not and will not result in a breach of:

(a)	any provision of its memorandum or articles of association;

(b)	any order, judgment or decree of any court or authority by which Seller is bound; or

(c)	any mortgage, contract or other undertaking or instrument to which Seller is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

5.1.4	All consents, permissions, approvals and agreements which are necessary or desirable for Seller to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained.

5.1.5	No consent, licence, approval or authorisation of or filing or registration with or other requirement of any governmental department, authority or agency in Hong Kong or any jurisdiction in which Seller is incorporated or any part thereof is required of Seller in connection with the valid execution, delivery or performance of this Agreement by it (or for ensuring the validity or enforceability thereof) and the sale of the Sale Shares provided hereunder.

5.2	The Warranties shall be deemed to be repeated at Completion (save as otherwise provided in this Agreement) as if all references therein to the date of this Agreement were (save where the context precludes) references to the Completion Date.

5.3	Intentionally left blank.

5.4	Each of the Warranties shall constitute a separate and independent warranty, and Buyer shall have a separate claim and right of action in respect of every breach of the Warranties and, save as expressly provided, shall not be limited by reference to any other clause or anything in this Agreement or the Schedules.

5.5	Seller agrees that if after the signing of this Agreement and before Completion, any event shall occur or matter shall arise which results in any of the Warranties being untrue or inaccurate in any respect at Completion, Seller shall promptly notify Buyer in writing thereof.

5.6	Seller shall not be liable under any of the Warranties unless notice of a claim under the Warranties specifying in reasonable detail the event or default to which the claim relates has been received by Seller not later than the last day of a period of 12 calendar months following the Completion Date. Any claim in respect of which notice has been given as aforesaid shall be deemed to have been irrevocably withdrawn and lapsed if (not having been previously satisfied, settled or withdrawn) proceedings in respect of such claim have not been issued and served on Seller before the expiry of a period of six (6) months after the date of such notice.

5.7	Notwithstanding anything herein contained or implied to the contrary, the following provisions shall apply to limit the Seller’s liability under this Agreement:

(a)	Seller shall have no liability whatsoever in respect of any claim under this Agreement unless the amount (excluding interest and costs) that would be recoverable from Seller in respect of each individual claim or when aggregated together exceeds HK$100,000;

(b)	the maximum liability of Seller (on an aggregated basis) for all claims under this Agreement shall not exceed the amount of the Consideration received by Seller;

(c)	Seller shall not be liable for any claim under this Agreement which would not have arisen but for a voluntary act or transaction by Buyer occurring after the Completion Date without relying on Seller’s Warranties or any new legislation not in force at the date of this Agreement or any change in current legislation (all with retrospective effect);

(d)	Intentionally left blank;

(e)	Buyer shall not be entitled to recover more than once in respect of any fact, matter, event or circumstance giving rise to a claim under this Agreement (including the Warranties); and

(f)	Seller shall not be liable for a claim under this Agreement if and to the extent that the claim arises from facts, events or circumstances that have been disclosed or arises from performance of Seller’s obligations as required by the terms of this Agreement.

6.	TERMINATION

6.1	This Agreement may be terminated on or prior to Completion:

(a)	by mutual written consent of Buyer and Seller;

(b)	by Buyer, upon written notice to Seller, pursuant to Clause 4.2(c); or

(c)	by Seller, upon written notice to Buyer, pursuant to Clause 4.2(c).

6.2	Unless otherwise provided by Clause 6.3, if this Agreement is terminated by the provisions of this Agreement, all rights and obligations of the Parties will cease immediately upon termination and no Party shall make any claim of whatsoever nature against the other Parties under or in relation to this Agreement. Termination of this Agreement shall not prejudice to any rights any Party may have under or in relation to this Agreement against the other Parties in respect of any breach under or in relation to this Agreement before the termination.

6.3	The Parties agree that any adverse change after the date of this Agreement on the legal, financial, business or otherwise status of the Company shall not entitle any Party to terminate this Agreement.

6.4	The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. The Parties shall be entitled to apply for specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.	SEVERABILITY AND SURVIVAL

7.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7.2	All provisions of this Agreement (including all warranties, representations, undertakings and indemnities) shall, in so far as they are capable of being performed or observed, remain in full force and effect notwithstanding Completion.

7.3	This Agreement together with the Schedules and Annexure constitute the entire agreement and understanding between the Parties in connection with the subject-matter of this Agreement and supersede all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise (save as expressly provided or reserved herein) and none of the Parties has relied on any such proposals, representations, warranties, agreements or undertakings.

8.	TIME, FURTHER ASSURANCES AND INDULGENCE

8.1	Time shall be of the essence of this Agreement. No indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

8.2	The Parties hereto shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as are, in each case, within their respective powers to do and execute or to procure to be done and executed, so as to give full effect to the terms and intent of this Agreement.

8.3	No delay in exercising or non-exercise by a Party of any right, power or remedy provided by law or under this Agreement shall impair, or otherwise operate as a waiver or release of, that right, power or remedy. Any waiver or release must be specifically granted in writing signed by the Party granting it and shall: be confined to the specific circumstances in which it is given; not affect any other enforcement of the same or any other right; and (unless it is expressed to be irrevocable) be revocable at any time in writing. Any single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.	NO RELIANCE

9.1	Each Party hereto acknowledges that in entering into this Agreement, it is not relying on any representation, warranty or other statement relating to the subject matters of this Agreement which is not set out in this Agreement.

10.	CONFIDENTIALITY

At all times during the continuance of this Agreement and after the termination hereof (howsoever caused), each Party shall, and shall procure that its shareholders, officers, employees, agents and advisors shall keep secret and confidential, and not without the prior written consent of the other Parties disclose to any person or make use of for its own purposes (otherwise than in the context of an addition to its general experience, knowledge or expertise) any of the confidential information, reports and documents received by it relating to the other Parties or (in respect of Buyer only) the Company save where disclosure is required either by reason of law or applicable rules or regulations or if the relevant information comes to the public domain otherwise than by reason of its own default or the default of such shareholders, officers, employees, agents or advisors.

11.	NOTICES

11.1	All notices, requests, reports, submissions and other communications to be given under this Agreement shall be deemed to have been duly given if such notice or communication shall be in writing and delivered by personal delivery or by facsimile transmission or other commercial means of prepaid delivery, postage or costs of transmission and delivery prepaid (if delivery necessitates prepayment of such postage or cost), to the Parties at the following addresses or fax numbers set out below (or such other address or fax number as the addressee has by five (5) Business Days prior written notice specified to the other Parties):

To Seller:	11/F, 68 Yee Wo Street
Causeway Bay
Hong Kong
Attn.:	Board of Directors

To Buyer :	Room 2202, Causeway Plaza I
489 Hennessy Road
Causeway Bay
Hong Kong

Attn.:	Board of Directors

11.2	Any notice, demand or other communication so addressed to the relevant Party shall be deemed to be validly given, (a) if delivered personally, at the time of such delivery, (b) if given or made by letter, two (2) days or (if to an overseas address) seven (7) days after posting and it shall be sufficient to prove that such notice, demand or other communication was properly addressed, stamped and posted and (c) if given or made by facsimile at the time of dispatch (with full transmission report).

11.3	Each notice, demand or other communication given or made by any Party to the other Parties in relation to this Agreement shall be in the English language, and any other documents or instruments required to be delivered by one Party to the other Parties hereunder, shall be in the English and/or Chinese languages.

12.	PROCESS AGENT

12.1	Buyer irrevocably appoints orientiert XYZ Securities Limited of Room 3301, Tower One, Lippo Centre, No.89 Queensway, Hong Kong, as its agent in Hong Kong to receive, accept and acknowledge on its behalf service of any writ, summons, order, judgment or other notices, documents or process in any proceedings of whatsoever nature arising out of or in connection with this Agreement by Seller or its agent for and on its behalf. If for any reason it is desired that the agent named above (or its successor) no longer serves as agent of Buyer for this purpose, Buyer shall promptly appoint a successor agent resident in Hong Kong and notify Seller, failing which Seller shall be entitled to treat the agent named above (or its successor) as the continuing agent of Buyer for the purpose of this Clause.

12.2	Seller irrevocably appoints Century City (Secretaries) Limited of 11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong, as its agent in Hong Kong to receive, accept and acknowledge on its behalf service of any writ, summons, order, judgment or other notices, documents or process in any proceedings of whatsoever nature arising out of or in connection with this Agreement by Buyer or its agent for and on their behalf. If for any reason it is desired that the agent named above (or its successor) no longer serves as agent of Seller for this purpose, Seller shall promptly appoint a successor agent resident in Hong Kong and notify Buyer, failing which Buyer shall be entitled to treat the agent named above (or its successor) as the continuing agent of the Seller for the purpose of this Clause.

13.	COSTS AND EXPENSES

The Buyer and the Seller shall pay for their own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, finalisation, execution and completion of this Agreement and any other documents referred to herein and the performance thereof. The stamp duty, if any, incurred in connection with the sale and purchase of the Sale Shares shall be borne by Buyer and Seller in equal proportion.

14.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

15.	ASSIGNMENT AND THIRD PARTY RIGHTS

15.1	This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of the other Parties.

15.2	No person other than the Parties would have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any of the provision of this Agreement.

16.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the Parties agree to submit to the exclusive jurisdiction of the courts of Hong Kong.

EXECUTION

IN WITNESS whereof the Parties have executed this Agreement the day and year first above written.

Buyer

SIGNED by	)
)
for and on behalf of	)
FORTIS FUND IV LIMITED	)
in the presence of:	)

Seller

SIGNED by	)
)
for and on behalf of	)
CLEAR RADIANT LIMITED	)
in the presence of:	)